As filed with the Securities and Exchange Commission on August 30, 2013 Registration No. 333- 144611 Registration No. 333- 186114
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8
REGISTRATION STATEMENT NO. 333-144611
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8
REGISTRATION STATEMENT NO. 333-186114

Telanetix, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	77-0622733
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
11201 SE 8th Street, Suite 200 Bellevue, Washington 98004 (206) 621-3500
(Address, including zip code, and telephone number, including area code, of principal executive offices)

2005 Equity Incentive Plan (as Amended and Restated)
(Full title of the plans)

Michael Gold President Telanetix, Inc. c/o Intermedia Holdings, Inc. 815 East Middlefield Road Mountain View, CA 94043
(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting Company ☑

DEREGISTRATION OF SHARES

These Post-Effective Amendments relate to the following Registration Statements on Form S-8 of Telanetix, Inc. (the “Company”) (together, the “Registration Statements”):

Post-Effective Amendment No. 1 to File No. 333-144611, filed by the Company, removes from registration all shares of common stock, par value $0.0001 per share of the Company (“Common Stock”) registered under the Registration Statement on Form S-8 (File No. 333-144611) which was filed by the Company with the Securities and Exchange Commission (the “SEC”) on July 16, 2007, that remain unsold and unissued upon the termination of the offering covered by the Registration Statement described below; and

Post-Effective Amendment No. 1 to File No. 333-186114, filed by the Company, removes from registration all shares of Common Stock registered under the Registration Statement on Form S-8 (File No. 333-186114) which was filed by the Company with the SEC on January 22, 2013, that remain unsold and unissued upon the termination of the offering covered by the Registration Statement described below.

On January 18, 2013, the Company, Intermedia Holdings, Inc., a Delaware corporation (“Intermedia”) and Sierra Merger Sub Co., a Delaware corporation and a wholly owned subsidiary of Intermedia (“Merger Sub”), entered into an Agreement and Plan of Merger.  In accordance with the Merger Agreement, on August 30, 2013, Merger Sub merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Intermedia (the “Merger”). The Merger became effective on August 30, 2013 as a result of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to the Registration Statements. Effective upon filing hereof, the Company hereby removes from registration all shares of Common Stock registered under the Registration Statements that remain unsold and unissued as of the date of these Post-Effective Amendments.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, on the 30th day of August, 2013.

TELANETIX, INC.

By:    /s/ Michael Gold
Michael Gold
President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Philip Koen	Chief Executive Officer	August 30, 2013
Philip Koen	(Principal Executive Officer) and Director

/s/ Scott Allen	Chief Financial Officer and Secretary	August 30, 2013
Scott Allen	(Principal Accounting and Financial Officer) and Director

/s/ Michael Gold	President and Director	August 30, 2013
Michael Gold